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                     PricewaterhouseCoopers LLP Letterhead
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September 22, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements by Clariti Telecommunications International, Ltd. (the "Company"), which we understand has been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated September 13, 1999. We agree with the statements concerning our Firm in such Form 8-K. However, we note the following:

1. With respect to the Company's statement that, "PwC expressed no such concerns regarding internal controls over Registrant or other subsidiary operations," we informed the Company that our audit procedures with respect to the Registrant and the other subsidiary operations were in the preliminary stages and had not been completed. Therefore, no conclusions regarding the internal controls at the Registrant and the other subsidiary locations had been reached, and that due to the significance of the GlobalFirst and Mediatel subsidiaries to the Registrant's consolidated financial position, results of operations and cash flows, the internal control issues identified at GlobalFirst and Mediatel may have precluded us from issuing an opinion on the consolidated financial statements of the Registrant.

2. With respect to the Company's comments as to initiatives to improve controls, we have no basis to either agree or disagree with such statements.


Very truly yours,

s/PricewaterhouseCoopers LLP